Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1533

News Release

LASALLE HOTEL PROPERTIES ANNOUNCES ELECTION OF NEW BOARD MEMBER
Denise Coll to Serve as Independent Trustee
BETHESDA, MD — October 17, 2012 — LaSalle Hotel Properties (NYSE:LHO) today announced that Denise Coll has been elected to the Company’s Board of Trustees, effective March 2, 2013.

“We are excited to welcome Denise Coll to our Board of Trustees,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “Denise is a highly accomplished and respected industry veteran and we are confident that her knowledge and experience as well as her relationships within the travel industry will serve us in achieving the Company’s strategic objectives.”

Ms. Coll recently announced her retirement from Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) where she served as President, North America Division, leading Starwood’s largest region with over 500 hotels, a position she held since 2007. During her tenure, Ms. Coll successfully navigated Starwood’s North American hotels through the economic downturn and oversaw substantial growth in Starwood’s hotel footprint within North America. She also spearheaded the launch of two new brands, Aloft and Element. Ms. Coll, who joined Starwood in 1976, is respected as one of the industry’s most seasoned and successful operators.

Ms. Coll serves on the advisory board of the Boston University School of Hospitality and the advisory boards of University of Massachusetts’ HRTA and Eisenberg School of Management. She is a member of the American Hotel & Lodging Association and currently serves as the Chairman of its Diversity Council. Ms. Coll holds a Bachelor of Science in Hotel, Restaurant and Travel Administration from the University of Massachusetts and a Masters of Business Administration from Simmons College.

Krauthamer & Associates, a boutique executive search firm that provides recruitment services to a diverse client base in the United States and abroad, assisted the Company’s Board in this search.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns interests in 40 hotels of which 38 are owned 100 percent. The 38 wholly-owned properties are upscale full-service hotels, totaling 10,200 guest rooms in 13 markets in 9 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

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Additional Contacts:
Bruce A. Riggins and Kenneth G. Fuller, LaSalle Hotel Properties – (301) 941-1500